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                                REDACTED VERSION

                       [CONFIDENTIAL TREATMENT HAS BEEN
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                                LICENSE AGREEMENT

                                 by and between


     F.HOFFMANN-LA ROCHE Ltd, Grenzacherstr.124, CH-4002 Basel, Switzerland

                                       and

     ROCHE MOLECULAR SYSTEMS, INC., 1080 U.S. Highway 202, Branchburg, N.J. 08876, USA (hereinafter jointly referred to as "ROCHE") and

     LIFECODES CORPORATION (hereinafter referred to as "LIFECODES").

PREAMBLE

     ROCHE and its Affiliates own certain inventions and patent rights relating to the Polymerase Chain Reaction (PCR) technology and to the reverse transcription of nucleotides.

     LC intends to market products for HLA typing in the field of tissue and organ transplantation, some of which products and/or their use are covered by ROCHE's patent rights.

     ROCHE is willing to grant to LIFECODES a non-exclusive license under its patent rights in order to allow LIFECODES to market such HLA typing products.

1.   Definitions

     In this Agreement, unless the context otherwise requires:

1.1 "Affiliate" shall mean any corporation, partnership or other business organization which either party directly or indirectly controls or any company by which either party is controlled by or is under common control with or any organization the majority ownership of which is directly or indirectly common to the majority ownership of a party hereto. For the purpose of this Agreement "control" shall mean the holding of 50% (fifty percent) or more of the voting stock or other ownership interests of the corporation or business entity involved.

1.2 "HLA Typing" shall mean genotyping of specific HLA loci in order to assess the probability of acceptance of a transplant of a human organ or tissue.


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1.3  "Licensed Patents" shall mean the patents and patent applications as specified in Schedule A as well as any addition, continuation (but not continuation-in-part), division, extension, reissue, re-examination, application or substitution with respect thereto, or the equivalent of any of the foregoing.

1.4 "Licensed Products" shall mean those products the manufacture, use or sale of which are covered by one or more Valid Claim(s) of Licensed Patents and which Products are listed in Schedule B. Each such Product will be clearly identified and distinguished in the market as being a LIFECODES Product. If LIFECODES desires to add a new product to the list of Licensed Product or to change any Licensed Product listed in Schedule B, LIFECODES shall submit to ROCHE the labels and package insert for such product together with its request for modification of Schedule B. If ROCHE determines that such new or changed product is clearly identified as a LIFECODES product and that such product is clearly identified to be used only for HLA-typing, ROCHE will confirm, within a reasonable time period after receipt of the above mentioned labels and package inserts, its consent to the modification of Schedule B in writing.

1.5 "Net Sales" shall mean the gross invoice price for sales or transfers to final users less deductions for returns (including withdrawals and recalls), sales rebates (price reduction), volume (quantity) discounts, sales taxes and other taxes directly linked to sales in the countries concerned. In addition to this above computed adjusted gross invoice price, all other expenses like custom duties, transportation costs and other direct expenses shall be covered by a lump deduction of six percent (6 %).

     In the event LIFECODES is unable to account for sales to end users, the Net Sales shall be calculated as the sales price to distributors, agents or wholesalers multiplied by 1.67, which factor represents a 40% margin.

     Sales to a third party enjoying a special course of dealing with LIFECODES, or transfers to Lifecodes' HLA testing laboratory, shall be determined by reference to price for the product sold or transferred which would be applicable in an arm's length transaction with an unrelated third party.

     In the event that a Licensed Product is sold or transferred in such a way that the sales price for such a Licensed Product does not fairly represent an actual independent arms-length transaction price for such Licensed Product, such as for example because of the transfer of any other product or service to the purchaser, directly or indirectly, by the Licensee, for the calculation of royalties hereunder, Net Sales will be determined by applying the average transaction price for Licensed Products in an at-arms-length transaction or, if no such at-arms-length transactions are performed, at the average transaction price of products directly competing with such Licensed Product.

1.6  "Territory" shall mean the territory of the countries defined in Schedule
     C.


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1.7  "Valid Claim" shall mean a legally enforceable claim in any unexpired
     Licensed Patent which has not been disclaimed or held invalid by an unappealed or unappealable decision of a court of competent jurisdiction or is not otherwise unenforceable.

2.   License

     ROCHE hereby grants to LIFECODES and its current Affiliates and LIFECODES and its Affiliates hereby accept a non-exclusive and non-transferable license under Licensed Patents in the Territory to manufacture, have manufactured, use and/or sell, including through distributors, Licensed Products strictly for the purpose of performing HLA Typing.

3.   Royalty

3.1 In consideration of the license granted as per Article 2 of this Agreement, LIFECODES undertakes to pay to ROCHE:

     a) a license issuance fee of CHF [_______________] to be paid within thirty (30) days upon signature of this Agreement.

     b)   a royalty of [____________] on its Net Sales of Licensed Products;

3.2 No royalties shall be paid on sales of Licensed Products between LIFECODES and its Affiliates, but in such event royalty shall be due and payable on the sales of such Licensed Products by such Affiliate to third parties.

3.3 Royalty shall be payable hereunder on Net Sales in each country of the Territory starting from the first selling of Licensed Products covered by a Valid Claim of Licensed Patents in such country or, as the case may be, not covered by a Valid Claim of Licensed Patents in the country of sale but manufactured in and imported from a country of the Territory covered by a Valid Claim of Licensed Patents, and shall continue to be payable as long as the making, using or selling of Licensed Products is covered by a Valid Claim of Licensed Patents in effect in the respective country of the Territory.

3.4 Furthermore, the Parties further understand and agree that the royalty rate provided in subsection 3.1 b) above shall apply only for so long as any claim of U.S. Patent No. 4,683,195 and 4,683,202 (Amplification Process Patents listed in Schedule A), or any claim of corresponding foreign patent rights, shall be in force. Thereafter, the Parties shall negotiate in good faith a reduced royalty rate for products licensed hereunder.


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4.   Reports, Times of Payment and Taxes

4.1 LIFECODES shall, within sixty (60) days after December 31 and June 30 of each year, provide ROCHE with an account of Net Sales of Licensed Products on a U.S./ex U.S. basis and of the royalty due in respect to the preceding calendar half-year and will at the time, when it delivers such account, make payment of the amount shown to be due.

4.2 Royalty payable hereunder shall be made without any deductions, except for withholding tax or any other fiscal deductions from time to time required by the government of any country. All such payments shall be made in Swiss francs or in such other currency as ROCHE may from time to time direct (so far as legally permissible). Any necessary currency conversion shall be at the rate for buying funds as quoted by the Wall Street Journal for the last business day of the period to which such payments relate.

4.3 Withholding tax, if any, levied by a government of any country of the Territory on payments made by LIFECODES to ROCHE hereunder shall be borne by ROCHE. LIFECODES will pay such withholding tax to the respective taxing authorities and will deduct such amount from the royalty due to ROCHE. LIFECODES shall use its best efforts to enable ROCHE to claim exception therefrom under any double taxation or similar agreement in force and shall produce to ROCHE proper evidence of payments of all withholding taxes.

4.4 LIFECODES shall keep such records as may under recognized accounting practice enable royalty due under this Agreement to be accurately determined. LIFECODES shall permit a firm of certified public accountants, selected by ROCHE and acceptable to LIFECODES, upon request of ROCHE and to examine such records no more than once in each calendar year during normal business hours for the purpose of verifying LIFECODES's reports and accounting hereunder and determining the correctness of said accountings and the royalty payments made by LIFECODES to ROCHE.

     Such examination will be at the cost of ROCHE unless the accountant concludes that the royalty due has been understated by 5% or more, in which case the examination will be paid by LIFECODES.

4.5 If LIFECODES should fail to pay any amount specified under this Agreement at the due date thereof, the amount owed shall bear interest at one and a half (1.5%) percent per month from the due date until paid.

5.   Term and Termination

5.1 The license under this Agreement shall become effective as of April 1, 1997 and, unless terminated sooner as provided hereinbelow or by mutual agreement, shall remain in effect until the last Licensed Patent having a Valid Claim will have expired.

5.2 Failure by either party to this Agreement to comply with any of the obligations and conditions


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     contained herein shall entitle the other party to give the party in default written notice requiring it to make good such default. If the default is not remedied within sixty (60) days after receipt of such notice, the notifying party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, to terminate the entire Agreement by giving notice to take effect immediately. The parties understand and agree in particular that the manufacture, use or sale of a product not listed in Schedule B which is covered by Licensed Patents is a material default.

5.3 Either party may terminate this Agreement upon thirty (30) days written notice if, at any time, the other party shall file a petition in bankruptcy or insolvency before the courts or apply for an arrangement or for the appointment of a receiver or trustee for all of its assets or any part thereof, or if the other party proposes a written agreement of composition or extension of its debts or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after its filing, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of creditors.

5.4 Furthermore, ROCHE shall have the right to terminate this Agreement giving sixty (60) days written notice, if a controlling interest (i.e. a legal interest which gives the holder effective management control) of LIFECODES is acquired by a third party having itself or through an Affiliate thereof, a business in in-vitro human diagnostics.

5.4 Termination of this Agreement for any reason shall be without prejudice to any other remedies to which either party is or thereafter becomes entitled hereunder and shall not affect any obligations or rights accrued before termination hereunder.

5.5 Upon termination of this Agreement, LIFECODES shall notify ROCHE of the stock of Licensed Products it has on hand and LIFECODES shall pay the royalty upon the sale thereof. .

6.   Labelling

     LIFECODES undertakes to clearly identify each Product as being a LIFECODES product and to mark each Product as follows:

          "The use of this product is covered by a license of F.Hoffmann-La Roche Ltd and Roche Molecular Systems, Inc."

7.   Negation of Warranties and Indemnity

7.1  Nothing in this Agreement shall be construed as:

     a) a warranty or representation by ROCHE as to the validity or scope of any Licensed Patent;



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     c)   a warranty or representation that the sale of Licensed Products by
          LIFECODES and/or the use of such Licensed Products by LIFECODES's customers is or will be free from infringement of patents not licensed hereunder;

     d) an obligation to bring or prosecute actions or suits against third parties for infringement of Licensed Patents. However, it is understood that it is in the best interest of both parties that third parties' infringement which have a significant impact on the market, will be prosecuted by ROCHE;

     e) conferring by implication or otherwise any license or rights under any patents, know-how or other industrial property rights of ROCHE other than expressly granted hereunder.

8.1  Most Favored Licensee

     If after the signature of this Agreement, ROCHE grants to any unrelated third party a license of substantially the same scope as granted to LIFECODES herein but under more favorable royalty rates than those given to LIFECODES under this Agreement, ROCHE shall promptly notify LIFECODES of said more favorable royalty rates, and LIFECODES shall have the right and option to elect within thirty (30) days such more favorable royalty rates.

     LIFECODES's right to said more favorable royalty rates shall extend only for so long as and shall be conditioned on LIFECODES's acceptance of all the same conditions, favorable or unfavorable, under which such more favorable royalty rates shall be available to such other third party. Upon LIFECODES's acceptance of all such terms of said third-party agreement, the more favorable royalty rates shall be effective as to LIFECODES on the effective date of such other third party license agreement. Notwithstanding the foregoing, in the event that ROCHE shall receive substantial other nonmonetary consideration, for example, such as intellectual property rights, as a part of the consideration for its granting of such license to a third party, then this Section 8 shall not apply.

9.   Miscellaneous

9.1 This Agreement and the license herein granted shall be personal to LIFECODES and, unless agreed otherwise in writing, shall not be assignable or otherwise inure to the benefit of successors of LIFECODES or to an assignee of all or part of the good-will or other assets of LIFECODES.

9.2 This Agreement supersedes all previous agreements, whether written or oral, with respect to the subject matter hereof.

9.3 No amendments or alterations of this Agreement shall be binding upon either party unless in writing and duly signed by both parties.




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9.4  All titles and captions in this Agreement are for convenience only and shall not be interpreted as having any substantive meaning.

9.5 Both parties hereby expressly state that it is the intention of neither party to violate any rule, law or regulations. In the event that a court of competent jurisdiction holds that a particular provision or requirement of this Agreement is in violation of any law, such provision or requirement shall not be enforced but replaced by a valid and enforceable provision or requirement which will achieve as far as possible the economic business intentions of the parties. All other provisions and requirements of this Agreement, however, shall remain in full force and effect.

9.6 Neither party will issue any press release or other public announcement relating to this Agreement without obtaining the other party's written approval, which will not be unreasonably withheld.

9.7 LIFECODES hereby warrants that it shall not, and shall cause each of its Affiliates not to, arrange sales of LIFECODES Licensed Products or definitions relating thereto to reduce in bad faith the amounts for which royalties are payable by LIFECODES hereunder.

10.  Notices

     Any notice required or permitted to be given under this Agreement shall be considered properly given, upon receipt, if sent by registered air mail, telecopier transmission or personal courier delivery to the respective address of each party as follows:

     Lifecodes:            Lifecodes Corporation
                           550 West Avenue
                           Stamford, Connecticut  06902
                           Attn:  Mike Petrillo, Vice President,
                                  Sales and Marketing

     ROCHE:                F.HOFFMANN-LA ROCHE Ltd
                           Attn:  Corporate Law
                           Grenzacherstr. 124
                           CH - 4002  Basel, Switzerland

     with a copy to:       ROCHE MOLECULAR SYSTEMS, INC.
                           1145 Atlantic Avenue
                           Alameda, CA  94501
                           Attn:  Licensing

11.  Arbitration and Governing Law

11.1 Governing Law

     This Agreement and its effect are subject to and shall be construed and enforced in accordance with


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     the law of the State of New Jersey, U.S.A., except as to any issue which by the law of New Jersey depends upon the validity, scope or enforceability of any patent within Licensed Patent Rights which issue shall be determined in accordance with the applicable patent laws of the United States or the relevant foreign jurisdiction.

     The Parties agree that for any dispute or controversy arising from this Agreement, the exclusive jurisdiction and venue for any such dispute or controversy shall be in the United States District Court for the District of New Jersey if federal jurisdiction exists, and if no federal jurisdiction exists, then in the Superior Court of New Jersey.

11.2 Arbitration

     Notwithstanding the provisions of Section 11.1 above, any dispute concerning solely the determination of facts and which dispute does not involve a question of law, shall be settled by final and binding arbitration at a mutually convenient location in the State of New Jersey pursuant to the commercial arbitration rules of the American Arbitration Association in accordance with the following procedural process:

     (a) The arbitration tribunal shall consist of three arbitrators. Each party shall nominate in the request for arbitration and the answer thereto one arbitrator and the two arbitrators so named will then jointly appoint the third arbitrator within sixty (60) days of the filing of the answer, said third arbitrator being the chairman of the arbitration tribunal.

     (b) The decision of the arbitration tribunal shall be final and judgment upon such decision may be entered in any competent court for juridical acceptance of such an award and order of enforcement.

     Each party hereby submits itself to the jurisdiction of the courts of the place of arbitration, but only for the entry of judgment with respect to the decision of the arbitrators hereunder.

11.3 Nothing in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement or concerning the legal right of the parties to enter into this Agreement and any statute, law, ordinance or treaty, the latter shall prevail, but in such event the affected provisions of the Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements.

11.4 If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible





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F.HOFFMANN-LA ROCHE Ltd                      LIFECODES CORPORATION

By:_____________________________            By: ________________________________

Name:___________________________            Name:_______________________________

Place/Date: ____________________            Place/Date: ________________________



ROCHE MOLECULAR SYSTEMS, INC.

By:_____________________________

Name: __________________________

Place/Date: ____________________


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                               S C H E D U L E  A

        Licensed Patents

Amplification Process Patents:

             U.S. Patent # 4,683,195 and corresponding foreign patent rights U.S. Patent # 4,683,202 and corresponding foreign patent rights


HLA Patents

             U.S. Patent # 5,110920



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                                S C H E D U L E  B

                                Licensed Products

The following products will be offered under this license:

1) Kit I (20 probes)
2) Kit II (22 probes)
3) Kit III (25 probes)
4) Kit IV (31 probes)
5) Kit V (37 probes)

Each kit will include Taq polymerase, PCR buffer, dNTP's, primers, hybe solution, SSC, Quick-Light buffer, chemiluminescent substrate and development folders.





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                                S C H E D U L E  C

                                    Territory

                                    Worldwide